EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Aprea Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity(3)	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	624,091	$0.81	$505,513.71	.0000927	$46.86
Equity(4)	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,275,149	$0.71	$2,325,355.79	.0000927	$215.56

Total Offering Amounts							$262.42
Total Fee Offsets							$--
Net Fee Due							$262.42

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the Atrin Pharmaceuticals LLC 2016 Amended and Restated Equity Compensation Plan (the “2016 Plan”) relating to adjustments for changes resulting from a stock dividend, stock split, or similar change.

(2)	This Registration Statement on Form S-8 is filed by the Registrant in connection with that certain Agreement and Plan of Merger, dated as of May 16, 2022 (the “Merger Agreement”), by and among Aprea Therapeutics, Inc. (the “Registrant”), ATR Merger Sub I Inc., ATR Merger Sub II LLC, and Atrin Pharmaceuticals, Inc. (“Atrin”). Pursuant to the Merger Agreement, Atrin was merged with and into ATR Merger Sub II LLC (the “Merger”), with ATR Merger Sub II LLC surviving the Merger as a wholly-owned subsidiary of the Registrant. Upon the closing of the Merger, the Registrant assumed (i) the Atrin Pharmaceuticals LLC 2016 Amended and Restated Equity Compensation Plan (the “2016 Plan”) with respect to new grants under the 2016 Plan and (ii) outstanding stock options under the 2016 Plan. This Registration Statement relates to shares issuable under the 2016 Plan, including shares issued upon the exercise of assumed stock options. The Registration Fee is registering (i) 624,091 shares that will be available for grant under the Plan and (ii) 3,275,149 shares subject to assumed options.

(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.81 per share represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 27, 2022.

(4)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.71 per share represents the weighted average exercise price per share of the assumed stock options.